Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE:: +1-650-251-5000

FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

November 27, 2024

Velocity Financial, Inc.

2945 Townsgate Road, Suite 110

Westlake Village, California 91361

Ladies and Gentlemen:

We have acted as counsel to Velocity Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). The Common Stock may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $100,000,000.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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Velocity Financial, Inc.	-2-	November 27, 2024

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, with respect to the issuance of any shares of Common Stock, the amount of valid consideration paid in respect of such shares will equal or exceed the par value of such shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of the Common Stock and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of such agreement, the restated certificate of incorporation and amended and restated bylaws of the Company and the Delaware General Corporation Law, the Common Stock will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Velocity Financial, Inc.	-3-	November 27, 2024

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP